Exhibit 10.64

CONFORMED COPY

WebMD Health Corp.

111 Eighth Avenue

New York, NY 10001

As of February 11, 2011

Michael Glick

[address on file with Registrant]

Dear Mike:

In recognition of the value of your services and in order to induce you to remain in its employ, WebMD Health Corp. (the “Company”) has decided to enter into this agreement (the “Letter Agreement”) to confirm the following terms and conditions with respect to your continued employment with the Company:

1. Term. The term of this Letter Agreement (the “Term”) begins on the date of this Letter Agreement and ends on June 30, 2014 (unless sooner terminated in accordance with Section 6).

2. Title; Duties. Your title is Senior Vice President – Legal of the Company. It is expected that you will continue (including following the occurrence of a Change of Control of the Company (as defined on Annex A)) to use your best and most diligent efforts to perform your duties and promote the interests of the Company and its affiliates and will devote all of your business time and attention to your employment with the Company. You agree to perform your duties for the Company in accordance with the Company’s policies and procedures, including, without limitation, its Code of Conduct.

3. Base Salary and Bonus.

(a) Your current annual base salary is $200,000 (as it may be increased “Base Salary”) and will be paid in accordance with the Company’s prevailing payroll practices.

(b) You will be eligible to receive an annual bonus, the amount of which will be determined in the Company’s discretion or in accordance with a written bonus plan applicable to you (if any).

4. Benefits. You will continue to be eligible to participate in the employee benefit programs of the Company in accordance with the terms of such programs, as they may be amended from time to time.

5. Termination of Employment.

(a) In the event that, during the Term, your employment is terminated by the Company without Cause (as defined on Annex A), the Company will pay you compensation that you have earned through the date of termination of employment and any accrued but unpaid vacation, and subject to your execution of a release in a form satisfactory to the Company pursuant to Section 5(b) below and your continued compliance with the restrictive covenants to which you are bound, the Company will have the following obligation to you, subject to Section 5(b) below:

(i) The options to purchase the Company’s common stock under the two (2) separate option grants on December 10, 2008 and June 28, 2010, respectively (collectively, the “Prior Stock Options”) will remain outstanding and each such grant will become vested on the next scheduled vesting date following the date of your termination of employment to the extent that the applicable grant would have otherwise become vested on its next vesting date if you had remained in the employ of the Company through such vesting date (and any remaining unvested portion of such grant will then expire), and each such grant to the extent vested, will remain outstanding for a period of three (3) months from such vesting date; and

(ii) On the date of your termination of employment, the shares of restricted stock of the Company that were granted to you under three (3) separate grants of restricted stock on December 10, 2008, December 8, 2009 and June 28, 2010, respectively (collectively, the “Prior Restricted Shares”) will become vested to the extent that each such grant would have otherwise have become vested on its next scheduled vesting date following termination of employment if your employment had not terminated (and you will forfeit the remaining unvested Prior Restricted Shares covered by each such grant).

(b) In order to receive any of the benefits described in Sections 5(a)(i)-(ii) under the Agreement (the “Severance Benefits”), you must (i) execute and deliver to the Company a release of claims in a form satisfactory to the Company within the time prescribed therein but in no event later than fifty (50) days of the date of your termination of employment and (ii) not revoke such release pursuant to any revocations rights afforded by law. The Company shall provide to you the release no later than three (3) days following your termination of employment. If you do not timely execute and deliver to the Company such release, or if you execute a release but revoke it, no Severance Benefits shall be paid.

(c) For purpose of this Agreement, “termination of employment” shall mean a “separation of service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and Treasury Regulations Section 1.409A-1(h) without regard to the optional alternative definitions available thereunder.

(d) Notwithstanding anything to the contrary in this Letter Agreement, the exercisability of any stock option will not extend beyond the expiration of the original term of such stock option.

(e) In the event of the termination of your employment for any reason other than those specified in Section 5(a) above or 6 below, you will only be entitled to your compensation earned through the date of termination and any accrued, but unpaid vacation.

6. Change in Control.

In the event that following the occurrence of a Change of Control of the Company (as defined on Annex A), you are terminated by the Company without Cause, the Company will pay you compensation that you have earned through the date of termination of employment and any accrued but unpaid vacation, and subject to your execution of a release in a form satisfactory to the Company pursuant to Section 5(b) above and your continued compliance with the restrictive covenants to which you are bound, the Company will have the following obligation to you, subject to Section 5(b) above:

(i) The Prior Stock Options will remain outstanding and each grant covered thereby will become vested on each of the scheduled vesting date(s) of each such grant following the date of your termination of employment to the extent that the each such grant would have otherwise become vested on each such vesting date(s) if you had remained in the employ of the Company through each such vesting date(s) and until the Prior Stock Options are fully vested, and the Prior Stock Options, to the extent vested, will remain outstanding for a period of one (1) year from the applicable vesting date(s) of the Prior Stock Options; and

(ii) On the date of your termination of employment, all unvested Prior Restricted Shares will become vested to the extent that such Prior Restricted Shares are unvested as of such termination date.

7. Section 409A.

(a) Potential Six-Month Delay. Notwithstanding any other provisions of this Letter Agreement, any payment of the Severance Benefits under this Letter Agreement that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code shall not be paid or payment commenced until the later of (i) six (6) months after the date of your termination of employment (or, if earlier, your death) and (ii) the payment date or commencement date specified in this Letter Agreement for such payment(s). On the earliest date on which such payments can be commenced without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, you shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

(b) Savings Clause. It is intended that any amounts payable under this Letter Agreement shall either be exempt from Section 409A of the Code (including Treasury regulations and other published guidance related thereto) or shall otherwise comply with such Section so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provision of this Letter Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to you. Notwithstanding the foregoing, the Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the agreement are determined to constitute deferred compensation subject to Section 409(A), but that do not satisfy an exemption from, or the conditions of, that section.

9. Effect on Prior Agreements.

(a) You will continue to be bound by, and you hereby reaffirm your obligations under, your Key Employee Agreement, Trade Secret & Proprietary Information Agreement or similar agreement (including one contained in an option agreement or restricted stock agreement). In the event of a material breach of such agreement, the Company’s obligations under this Letter Agreement will cease (including, without limitation, any right you may otherwise have to additional vesting or extension of the term of the Prior Stock Options and additional vesting of Prior Restricted Shares hereunder).

(b) This Letter Agreement supersedes any prior agreement affecting the terms of your employment with the Company (including, without limitation, the Letter Agreement dated as of February 10, 2006, as amended as of November 24, 2008), other than the award agreements and restrictive covenant agreements referred to herein.

10. Miscellaneous.

(a) All payments to you will be subject to applicable tax withholding obligations.

(b) The terms of this Letter Agreement will be governed by the laws of the State of New York.

(c) The headings contained in this Letter Agreement are for reference purposes only and do not affect the meaning or interpretation of the Letter Agreement.

(d) Any provisions of this Letter Agreement, which by their terms are intended to survive the Term, shall survive the expiration of the Term.

(e) This Letter Agreement shall be binding on and assignable to any successors and/or assigns of the Company, without your consent.

(f) You acknowledge that your employment with the Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time, with or without Cause and with or without notice, subject to the consequences set forth above.

We look forward to continuing our working relationship.

Sincerely,

WEBMD HEALTH CORP.

By:	/s/ Douglas W. Wamsley
	Name:	Douglas W. Wamsley
	Title:	Executive Vice President

Agreed to:	/s/ Michael B. Glick
Michael Glick

Date:	February 11, 2011

Annex A to Letter Agreement

“Cause” means any of the following:

(i) your willful failure to perform your duties following written notice from the Company detailing the specific acts and a thirty (30) day period of time to remedy such failure;

(ii) any willful misconduct, violence or threat of violence that is injurious to the Company in a material respect or any misconduct relating to your business affairs, at any time, which shall demonstrably reflect negatively upon the Company or otherwise impair or impede its operations or reputation in any material respect;

(iii) your breach of a material Company policy, which breach is not remedied (if susceptible to remedy) following written notice by the Company detailing the specific breach and a thirty (30) day period of time to remedy such breach;

(iv) any material breach by you of this Agreement or the Trade Secret and Proprietary Information Agreement, which breach is not remedied (if susceptible to remedy) following written notice by the Company or its designee detailing the specific breach and a thirty (30) day period of time to remedy such breach; or

(v) your conviction of a felony in respect of a dishonest or fraudulent act or other crime of moral turpitude.

A “Change of Control” of the Company has the meaning specified in the WebMD Health Corp. Restated 2005 Long-Term Incentive Plan in effect as of the date specified at the top of this Letter Agreement.